UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2006

BEVERLY HILLS BANCORP INC.

DELAWARE	0-21845	93-1223879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23901 Calabasas Road, Suite 1050

Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 223-8084

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On August 7, 2006, First Bank of Beverly Hills (“FBBH”), a wholly owned subsidiary of Beverly Hills Bancorp Inc., entered into an agreement to sell FBBH’s Beverly Hills branch to First Bank, a subsidiary of First Banks, Inc., headquartered in St. Louis, Missouri. This agreement provides that FBBH will receive a premium of 5.50% of the branch’s total deposits as of the closing.

Under the terms of the agreement, First Bank will assume all of the deposits and certain other liabilities at the Beverly Hills branch. In addition, First Bank will assume the lease of the branch premises and will acquire cash, leasehold improvements and other assets at the branch at their respective book values. FBBH will fund the net cash payment due First Bank with a combination of borrowings, certificates of deposit and proceeds from sales of investment securities.

At June 30, 2006, the branch held approximately $156.5 million in deposits. If the transaction had closed on such date, the premium would have been $8.6 million. Assuming the level of branch deposits remains level until the closing date, FBBH estimates that it will realize a pre-tax gain of approximately $5.0 million from the branch sale.

This transaction, which is subject to regulatory approvals, is expected to close during the fourth quarter of 2006. Subsequent to the sale, FBBH would retain its name and continue to employ the same deposit-gathering strategy at its retail Calabasas branch.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits. 99.1	Press release dated August 7, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2006	BEVERLY HILLS BANCORP INC.
Registrant

/s/ Larry B. Faigin
Larry B. Faigin
CHIEF EXECUTIVE OFFICER

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated August 7, 2006